EXHIBIT 99.1

Worthington Announces New Presidents

Klingler to lead Steel Processing and Smolenski Pressure Cylinders

COLUMBUS, Ohio, May 01, 2019 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today announced that Jeff Klingler has been named president of Steel Processing and Eric Smolenski has been named president of Pressure Cylinders.

“Jeff and Eric are both proven leaders at Worthington; they will be excellent additions to our executive team,” said John McConnell, Chairman and CEO.  “Jeff has a deep knowledge of our Steel business and has led our hot rolled value-add SBU to record results as its general manager.  He is excited to take on this expanded role.”  McConnell added, “Eric has done an excellent job driving transformation and innovation in our industrial products business in Cylinders over the last two years. His experience in various leadership roles throughout our Company has prepared him well to lead our Cylinders business.”

Klingler, 47, joined Worthington in 1992 at the Company’s Porter, Indiana facility working on the production floor.  After two years, he transitioned to inside sales and later became a sales territory manager for eight years and two years as inside sales manager.  In 2008, he left Worthington to become vice president of sales, marketing and procurement for Banner Services Corporation.  In 2014, he returned to Worthington leading the creation of Steel’s supply chain solutions SBU.  In 2016, he was named general manager of Steel’s hot rolled value-add SBU and in 2018 added cold rolled strip to his responsibilities.

Smolenski, 49, was named general manager of the industrial products SBU in Pressure Cylinders in February 2017 and led the oil & gas equipment business for the two years prior.  He joined Worthington in 1994 working in numerous capacities including accounting, finance, human resources and information technology.  Smolenski served as vice president of human resources from 2006 to 2012 and chief information officer from 2012 to 2014.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year net sales of $3.6 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 12,000 people and operates 81 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com